Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

NON-CUMULATIVE NON-VOTING PARTICIPATING PREFERRED STOCK,

SERIES F

OF

CARVER BANCORP, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

Carver Bancorp, Inc., a Delaware corporation (the “Corporation”), hereby certifies, in accordance with the provisions of the Certificate of Incorporation and the Second Amended and Restated Bylaws of the Corporation and applicable law, that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 2,000,000 shares, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this authority, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to the Corporation’s Non-Cumulative Non-Voting Participating Preferred Stock, Series F (“Series F Preferred Stock”), consisting of 5,000 shares, as evidenced by the Certificate of Designations of Non-Cumulative Non-Voting Participating Preferred Stock, Series F of Carver Bancorp, Inc. filed with the Secretary of State of the State of Delaware on February 16, 2021 (the “Existing Certificate”);

WHEREAS, the Board of Directors has authorized an increase in the number of shares of Series F Preferred Stock from 5,000 shares to 9,000 shares; and

WHEREAS, in furtherance of the foregoing, the Board of Directors has deemed it advisable to amend and restated the Existing Certificate.

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes the amendment and restatement of the Existing Certificate, as set forth herein:

Section 1.                  Designation. The distinctive serial designation of such series is “Non-Cumulative Non-Voting Participating Preferred Stock, Series F” (“Series F”). Each share of Series F shall be identical in all respects to every other share of Series F, except that shares of Series F issued after February 16, 2021 (the “Original Issue Date”) shall accrue dividends from the date they are issued.

Section 2.                  Number of Designated Shares. The number of designated shares of Series F shall be 9,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, excluding shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series F then outstanding) by the Board of Directors. Shares of Series F that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series F.

Section 3.                  Definitions. As used herein with respect to Series F:

(a)                “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(b)                “Board of Directors” means the Board of Directors of the Corporation or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on the Series F or take other action relating to the Series F.

(c)                “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(d)                “Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as it may be amended from time to time.

(e)                “Certificate of Designations” means this Certificate of Designations relating to the Series F, as it may be amended or supplemented from time to time.

(f)                 “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(g)                “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(h)                “Corporation” has the meaning set forth in the Preamble.

(i)                 “Distribution Transaction” means any distribution of equity securities of a subsidiary of the Corporation to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

(j)                 “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series F in the payment of current dividends.

(k)                “Dividend Payment Date” has the meaning set forth in Section 4(a).

(l)                 “Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series F in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(m)               “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an affiliate of the Corporation or any holder of Series F.

(n)                “Liquidation Preference” has the meaning set forth in Section 5.

(o)                “Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series F in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(p)                “Original Issue Date” has the meaning set forth in Section 1.

(q)                “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

(r)                 “Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(s)                “Reference Package” means the number of shares of Common Stock equal to the quotient of (A) the Stated Amount divided by (B) the Reference Price.

(t)                 “Reference Price” means, for each share of Series F, a dollar amount equal to $8.88, as adjusted for any stock split, stock dividend, reverse stock split, reclassification, or similar transaction effecting the Common Stock.

(u)                “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series F, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series F, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series F, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Stated Amount of $1,000 per share of Series F then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series F is outstanding.

(v)                “Reorganization Event” has the meaning set forth in Section 10(a)(iii).

(w)               “Series F” has the meaning set forth in Section 1.

(x)                “Stated Amount” means, in respect of Series F, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

Section 4.                  Dividends.

(a)            Rate. Holders of Series F shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, noncumulative cash dividends on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock or any other Junior Stock) are payable on or in respect of Common Stock comprising part of the Reference Package (such date, a “Dividend Payment Date”), in an amount per whole share of the Series F equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock or any other Junior Stock) that would be payable on such date to a holder of the Reference Package, to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series F.

(b)            Dividends Noncumulative. Dividends on shares of Series F shall not be cumulative. Holders of Series F shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of the Series F shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series F as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(c)            Priority of Dividends. So long as any share of Series F remains outstanding,

(i)                 no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on the Common Stock unless dividends on all outstanding shares of Series F for the corresponding dividend payment date have been declared in full;

(ii)               no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be paid on the Common Stock unless dividends on all outstanding shares of Series F for the corresponding dividend payment date have been paid in full;

(iii)              no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on any Junior Stock other than the Common Stock unless dividends on all outstanding shares of Series F have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter; and

(iv)              if full dividends are not paid on the Series F or any Dividend Parity Stock, then all dividends declared upon shares of Series F and all Dividend Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends accrued per share on the shares of Series F and all Dividend Parity Stock bear to each other.

As used in this Section 4(c), “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series F or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and the Series F for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series F.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock other than the Common Stock from time to time out of any funds legally available therefor, and the shares of Series F shall not be entitled to participate in any such dividend.

(d)                Redemption and Repurchase of Dividend Parity Stock and Junior Stock. So long as any share of Series F remains outstanding, unless dividends on all outstanding shares of Series F have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter, no monies may be paid or made available for a sinking fund for the redemption or retirement of Dividend Parity Stock or Junior Stock, nor shall any shares of Dividend Parity Stock or Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(i)                 as a result of (x) a reclassification of Dividend Parity Stock or Junior Stock, or (y) the exchange or conversion of one share of Dividend Parity Stock or Junior Stock for or into another share of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series F in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(ii)               through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series F in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(iii)              repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan; or

(iv)              any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan.

Section 5.                  Liquidation Rights.

(a)                Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series F will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidation Preference”).

(b)                Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series F and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series F and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series F and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series F means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)                Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series F and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)                Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series F receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.                  Redemption

(a)                Optional Redemption. The Series F is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series F (i) in whole or in part, from time to time, on any date on or after September 27, 2026, or (ii) in whole but not in part at any time within ninety (90) days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the Stated Amount, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series F shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series F are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Payment Date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series F without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b)                No Sinking Fund. The Series F will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series F will have no right to require redemption of any shares of Series F.

(c)                Notice of Redemption. Notice of every redemption of shares of Series F shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series F designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F. Notwithstanding the foregoing, if the Series F or any depositary shares representing interests in the Series F are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series F at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series F to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d)                Partial Redemption. In case of any redemption of only part of the shares of Series F at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series F in proportion to the number of shares of Series F held by such holders or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series F shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series F and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)                Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series F are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.                  Adjustment for Reorganization Events.

(a)                Reorganization Events. In the event of:

(i)                 any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person pursuant to which the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii)               any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)              any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities (any such event specified in this Section 7(a), a “Reorganization Event”), each share of Series F outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series F, remain outstanding but shall become exchangeable for purposes of this Section 7 into, out of funds legally available therefor, the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate thereof (such securities, cash, and other property, the “Exchange Property”). If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held by a Person (other than the counterparty to the Reorganization Event or an affiliate thereof) immediately prior to such Reorganization Event, then for purposes of this Section 7(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)                Applicable Reorganization Event Price. Upon each Reorganization Event, the amount of Exchange Property receivable upon exchange of a share of Series F in accordance with this Section 7 shall be equal to (i) the Exchange Property that would have been received in any Reorganization Event preceding the date of such Reorganization Event by a holder of shares of Common Stock equal to the quotient of (A) the Stated Amount with respect to such share of Series F as of the date of such Reorganization Event divided by (B) the Reference Price of such share of Series F in effect as of the date of such Reorganization Event , plus (ii) cash in lieu of any fractional shares and cash in lieu of fractions of any other property (other than cash) that may not by its nature be divided into fractions thereof.

(c)                Successive Reorganization Events. The above provisions of this Section 7 shall similarly apply to successive Reorganization Events and the provisions of Section 6 shall apply to any shares of capital stock of the Corporation (or any successor) received by holders of the Common Stock in any such Reorganization Event.

(d)                Reorganization Event Notice. The Corporation shall, no less than 20 days prior to the anticipated effective date of any Reorganization Event, provide written notice to holders of Series F of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.

(e)                Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exchange of Series F into the Exchange Property in a manner that is consistent with and gives effect to this Section 7, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the exchange of Series F for capital stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 8.                  Voting Rights.

(a)                General. The holders of Series F will have no voting rights except as set forth below or as otherwise from to time required by law.

(b)                Other Voting Rights. So long as any shares of Series F are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the shares of Series F at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i)                 Amendment of Certificate of Incorporation or Bylaws. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation that would significantly and adversely affect the voting powers, preferences, privileges or special rights of the Series F; provided, however, that the amendment of the Certificate of Incorporation to authorize or create, or to increase the authorized amount of, any Junior Stock or any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock or other series of Preferred Stock ranking equally with the Series F with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences, privileges or special rights of the Series F;

(ii)               Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or Bylaws to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to Series F in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii)              Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series F, (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of Series F remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series F are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights (including conversion rights), preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights (including conversion rights), preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series F immediately prior to such consummation, taken as a whole.

Section 9.                  Notices. All notices or communications in respect of the Series F shall be in writing and, unless otherwise specified herein, shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at 75 West 125th Street, NY, NY 10027 (Attention: Chief Executive Officer), (ii) if to any holder of Series F, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 10.               Other Rights. The shares of Series F will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation. The holders of Series F shall not have any preemptive rights or, conversion rights.

Section 11.               Certificates.

(a)                Uncertificated Shares. The Corporation may at its option issue shares of Series F without certificates.

(b)                Replacement Certificates. If physical certificates evidencing the Series F are issued, the Corporation shall replace any mutilated certificate of a holder of Series F at such holder’s expense upon surrender of that certificate to the transfer agent. The Corporation shall replace certificates that become destroyed, stolen or lost at such holder’s expense upon delivery to the Corporation and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and the Corporation.

Section 12.               Restatement of Certificate. On any restatement of the Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included in Article IV of the Certificate of Incorporation under the heading “Non-Cumulative Non-Voting Participating Preferred Stock, Series F” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

[Signature Page Follows]

In witness whereof, Carver Bancorp, Inc. has caused this Certificate of Designations to be signed by Michael T. Pugh, its President and Chief Executive Officer, this 27th day of September, 2021.

CARVER BANCORP, INC.

By:	/s/ Michael T. Pugh
	Name:	Michael T. Pugh
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]